Exhibit 4.8

                               DATED         2002





                              WORLD GAMING PLC (1)

                                     - and -

                     STARNET SYSTEMS INTERNATIONAL INC. (2)

                                     - and -

                               SPORTINGBET PLC (3)



             ______________________________________________________

                                 LOAN AGREEMENT

             ______________________________________________________










berwinleightonpaisner
Adelaide House London Bridge London EC4R 9HA

                                                     tel  +44  (0)20  7760  1000
                                                     fax  +44  (0)20  7760  1111

                               DATED         2002

PARTIES

(1) WORLD GAMING PLC, a company registered in England whose registered office is at 47 Castle Street, Reading RG1 7SR ("WG"); and

(2) STARNET SYSTEMS INTERNATIONAL INC., a company registered in Antigua whose registered office is at The CIBC Banking Centre, Old Parlham Road, St Johns, Antigua ("Starnet"), (together the WG Group" and each a member of the WG Group); and

(3) SPORTINGBET PLC, a company registered in England whose registered office is at 6th Floor, Transworld House, 82-100 City Road, London EC1Y 2BJ ("Sportingbet").

INTRODUCTION

(A) Sportingbet has agreed to make available to the WG Group a loan facility on the terms set out in this Agreement.

(B) The WG Group has agreed to provide certain services to Sportingbet on the terms set out in this Agreement.

         OPERATIVE PROVISIONS

1        DEFINITIONS

1.1 In this Agreement the following expressions shall have the meanings set out below, save as the context otherwise requires. All other defined terms in this Agreement shall have the meanings given to them in the Licence Agreement, Charge Agreement and/or Escrow Agreement as applicable.

         "Charge Agreement"         the agreement creating a first charge over
                                    the Hardware entered into between Starnet
                                    Systems International Inc and Sportingbet plc;

         "Change  of Control"       the occurrence of any of the following:

                                    (i) in any transaction or series of
                                    transactions a person or group unaffiliated with the WG Group acquires securities representing more than 50% of the shareholder voting power in any member of the WG Group; or

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                                    (ii) a merger or consolidation involving any
                                    member of the WG Group being consummated and resulting in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the existing shareholders; or

                                    (iii) WG or any member of the WG Group
                                    selling all or substantially all of its
                                    assets to a person or entity which is not a subsidiary of WG.

         "Escrow Account"           the account held by Finers Stephens Innocent
                                    solicitors of 179 Great Portland Street,
                                    London W1N 6LS in the names of WG and
                                    Sportingbet;

         "Escrow Agreement"         the agreement lodging the source code to the
                                    Software in escrow between Starnet Systems
                                    International Inc. and Internet Opportunity
                                    Entertainment Limited and the NCC Escrow
                                    International Limited;

         "Hardware"                 the hardware used by the WG Group to provide
                                    the services to Sportingbet as referred to in the Licence Agreement and which the WG
                                    Group agrees shall not be used for any other purpose or in respect of any other licensees of the WG Group;

         "Licence Agreement"        the licence agreement entered into between
                                    Internet Opportunity Antigua (a subsidiary of Sportingbet) and Softec Systems
                                    Carribbean Inc. (now Starnet) dated 19 March
                                    1998 for the provision of certain software and related services by the WG Group to Sportingbet;

         "Loan" the maximum aggregate principal amount of US$1.5 million;

         "Net Monthly Revenue"      the monthly revenue derived by Sportingbet
                                    under the Licence Agreement;

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         "Percentage of the Net     the  percentage of Net Monthly  Revenue paid
         Monthly Revenue"           by  Sportingbet to the WG Group pursuant to
                                    the Licence Agreement;

         "Secure Site"              the physical site at which the Hardware and
                                    Software shall be located and operated,
                                    which shall be separate from other hardware, software or kit under the control of the WG
                                    Group and which shall be found and
                                    maintained at the secure offices or
                                    facilities of Cable and Wireless at Clare
                                    Hall, St John's Antigua, West Indies;

         "Security Interest"        means any debenture, mortgage, fixed or
                                    floating charge, hypothecation, pledge, lien or other encumbrance or security of any kind whatsoever over the whole or any part of the goodwill, undertaking, property, assets or revenues (including uncalled capital) present or future of any member of the WG
                                    Group but excluding any lien arising in the usual course of the day to day trading as now conducted securing monetary obligations not more than sixty days overdue or which are being contested in good faith and any lien or banker's right of set-off arising solely by operation of law in the ordinary course of trading.

         "Software"                 the software referred to as the Licensed
                                    Software in the Licence Agreement;

         "subsidiary or             have the meaning ascribed to them
          subsidiaries"             respectively by Section 736 of the Companies
                                    Act 1985 (as amended by Section 144 and 21 and Schedule 9 of the Companies Act 1989 but irrespective of any further amendments or re-enactments thereof);

         "System" the Software and the Hardware located at the Secure Site.

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1.2      Unless the context otherwise requires:

1.2.1 words (including words and expressions defined herein) denoting the singular shall include the plural and vice versa;

1.2.2 any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.2.3 any reference in this Agreement to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted;

1.2.4 any reference herein to a "Clause" shall be construed as a reference to a Clause hereof; and

1.2.5    clause headings are for ease of reference only.

2        ADVANCE OF THE LOAN

2.1 Subject to the terms and conditions of this Agreement Sportingbet shall make the Loan available to the WG Group on signature of this Agreement at Sportingbet's option by transferring the Loan to the Escrow Account and at such date the WG Group shall furnish appropriate bank account details to Sportingbet for this purpose. If the Loan is paid into the Escrow Account the parties will agree within 24 hours what proportion of the Loan will be immediately released to the WG Group or its creditors and the agreed timetable for payment of the balance of the Loan. Should any event occur under this Agreement which will entitle Sportingbet to demand full repayment of the Loan, it will be obliged to first utilise any Loan monies in the Escrow Account to satisfy or partially satisfy the WG Group's obligations.

2.2 It is a term of the Loan that prior to drawdown the WG Group procure that Sportingbet receives the undermentioned security as a continuing security for all moneys, obligations and liabilities certain or contingent now or hereafter due, owing or incurred by WG Group to Sportingbet, namely:

2.2.1    the Charge Agreement; and

2.2.2    the Escrow Agreement

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2.3      The Loan shall bear interest at the rate of 2% above LIBOR. All interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 365 day year.

2.4 Sportingbet shall deduct from the Percentage of Net Monthly Revenue US$225,000 per month from November 2002 to March 2003 inclusive and US$62,500 per month from April 2003 to September 2003 inclusive as repayment of the Loan by the WG Group provided that nothing in this Agreement, the Licence Agreement, the Charge Agreement or the Escrow Agreement shall prohibit or restrict the WG Group from repaying the Loan in whole or in part in addition to making the monthly repayments at any time. In any event, the WG Group shall repay 75% of the Loan no later than 31 March 2003 (together with interest accrued to that date) with the full amount of the Loan (together with interest accrued) being repaid no later than 30 September 2003. No amount prepaid may be redrawn.

2.5 Without prejudice to the provisions of clause 2.4, the WG Group shall use its reasonable endeavours to repay the Loan in full together with all accrued interest thereon as soon as possible after the date of this Agreement and for this purpose Sportingbet shall be entitled to see, and the WG Group hereby undertakes to provide, all information whether financial, operating or otherwise as Sportingbet shall deem reasonably necessary for the purpose of monitoring the ability of the WG Group to make early repayment of the Loan provided that nothing shall oblige the WG Group to provide information which it is restricted from making available due to a legal or regulatory reason or information which is otherwise confidential to its other customers.

2.6 All sums from time to time payable by the WG Group in connection with the Loan whether principal interest or otherwise shall be paid to Sportingbet on the due date no later than 12 noon in US Dollars in London in cleared funds free and clear of any present or future taxes, duties, charges, fees or withholdings and without any set off or counter claim or any condition or deduction whatsoever. If the WG Group is compelled by law to make any deduction or withholding the WG Group will promptly pay to Sportingbet such additional amount as makes the net amount received by Sportingbet equal to the full amount payable by the WG Group had there been no deduction or withholding.

2.7 This Agreement and the Charge Agreement shall terminate with immediate effect on the repayment of the Loan together with all accrued interest thereon in full.

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2.8      The WG Group shall from the date hereof at all times maintain and keep available the Secure Site.

2.9 The WG Group shall maintain throughout the term of this Agreement appropriate insurance in respect of the System.

2.10 The WG Group hereby agrees that Sportingbet's representative, Peter Higgins, shall as from the date hereof have full and unfettered access to the premises of Starnet and Inphinity (a subsidiary company within the WG Group) and to the operations of such companies (and all relevant documentation and processes) for a period of up to 31 August 2002 for the purposes of monitoring the WG Group's operations and verifying the adequacy of the Secure Site and thus protecting Sportingbet's position provided that Sportingbet provides reasonable notice of such access to Starnet and Inphinity and procures that Peter Higgins indefinitely maintains the confidentiality of all and any information to which he has access as a result of this clause 2.10.

2.11     The WG Group shall provide to Sportingbet:

2.11.1 on the date hereof a certified true copy of a resolution of each of the relevant members of the WG Group's Board of Directors accepting the terms and conditions of this Agreement and approving and authorising the execution, delivery and performance of this Agreement, the Escrow Agreement and the Charge Agreement and authorising a specified person, or persons, to countersign and return to Sportingbet the duplicate of this Agreement and further authorising specified persons to execute in the manner prescribed by law, the Escrow Agreement and the Charge Agreement; and

2.11.2 within 7 days of the date hereof a legal opinion from Roberts & Co, Starnet's Antiguan Counsel in a form acceptable to Sportingbet relating to the due execution and enforceability of all relevant documentation.

3        RIGHTS OF SPORTINGBET

3.1 Sportingbet shall have the right (notwithstanding any other right or remedy provided to Sportingbet hereunder or under the Charge Agreement, the Escrow Agreement or otherwise) to immediately access the Secure Site and use and operate the Hardware and Software as it sees fit for the purpose of operating its business as envisaged under the Licence Agreement on the occurrence of i) any of the Events of Default set out in clause 3.4, or ii) clause 3.5 and, in respect of the events set out in clause 3.5, such right shall endure until the relevant event comes to an end whether by rectification by the WG Group or any third party to the reasonable satisfaction of Sportingbet.

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         Accordingly but subject as aforesaid, upon Sportingbet's reasonable satisfaction that the event which allowed Sportingbet to activate its right under this clause (as set out in clause 3.5) has been rectified, Sportingbet shall vacate the Secured Site and return the keys and passwords provided pursuant to clause 3.2 and cease use of the Hardware and Software (save as permitted under the Licence Agreement) and the WG Group shall resume provision of the services as set out in the Licence Agreement. Upon receipt of the returned keys and passwords, the WG Group shall re-lodge such keys and passwords (whether new versions or not) in escrow as envisaged in clause 3.2.

3.2 The WG Group shall, within 7 days of the date of this Agreement, enter into an escrow access agreement with a third party, Cable & Wireless who is resident in Antigua for such third party to hold keys and passwords necessary for access by Sportingbet to the System on the basis that release to Sportingbet of such keys and passwords would be made immediately if any of the events listed in clauses 3.4 or 3.5 occur.

3.3 The parties agree that the Secure Site will be located on premises owned and/or operated by a third party, Cable & Wireless in Antigua and the WG Group shall provide to such third party within 7 days of the date of this Agreement such written authority for Sportingbet as it may require to enable it to enter the Secured Site and use and operate the Hardware and Software immediately on the occurrence of any of the events set out in clauses 3.4 or 3.5 (and the WG Group shall provide a copy of such authority to Sportingbet at the same time as it is given to such third party).

3.4      The occurrence of any of the following shall be an Event of Default:

3.4.1 WG or any of its subsidiaries (i) voluntarily ceases to conduct its business in the ordinary course; (ii) commences any insolvency or equivalent or analogous proceeding with respect to itself in any jurisdiction; or (iii) takes any action to effectuate or authorise any of the foregoing save in relation to any arrangements or discussions entered into with creditors prior to the date hereof of which WG has notified Sportingbet in writing; or

3.4.2 a petition is presented for the winding up or administration of WG or any member of the WG Group or an order is made or a resolution is passed for the winding up of WG or any member of the WG Group or for any equivalent or analogous proceeding under the law of the

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         jurisdiction in which each such company is incorporated or any jurisdiction in which it carries on business or has assets or liabilities except for the purposes of a reconstruction or amalgamation; or

3.4.3 a liquidator, administrator, administrative receiver, receiver, trustee, or similar officer is appointed in respect of WG or any member of the WG Group (or any equivalent or analogous proceeding) or in respect of all or any of the assets of WG or any member of the WG Group; or

3.4.4 any involuntary insolvency or equivalent or analogous proceeding is commenced or filed against WG or any subsidiary; or WG or any subsidiary admits the material allegations of a petition against it in any insolvency or any equivalent or analogous proceeding, or an order for relief (or similar order) is ordered in any insolvency or equivalent or analogous proceeding; or WG or any of its subsidiaries acquiesces in the appointment of a receiver, administrator, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar person (or equivalent or analogous proceeding) for itself or a substantial portion of its property or business; or

3.4.5    a Change of Control of the WG Group; or

3.4.6 at any time the Charge (as defined in the Charge Agreement) ceases to create first ranking security interests over any of the property and assets secured or intended to be secured thereby;

3.4.7 the WG Group fails to pay by the due date, in the currency and manner provided in this Agreement, any sum payable by it under this Agreement; or

3.4.8    the WG Group commits any breach of any provision of Clauses 3.2 or 3.3.

3.5      The occurrence of the following shall be an Event of Default:

3.5.1 the WG Group is unable or unwilling to perform an obligation or provide a service pursuant to the Licence Agreement which has a material and immediate adverse impact on the operation of the System save in instances of force majeure (as described below) and pursuant to the service levels to be agreed between the parties within 7 days of the date hereof. For the avoidance of doubt the WG Group, for the purposes of this clause, will be responsible for matters within its control which have a material and immediate adverse impact on the operation of the System and pursuant to the service levels agreed; or

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3.5.2    any material breach of any representation or warranty made pursuant to this Agreement by any member of the WG Group hereunder.

3.6 The WG Group shall, so far as it is reasonably able and acting in good faith at all times, promptly give notice to Sportingbet of the occurrence of or the likelihood of the imminent occurrence of any of the events set out in clauses 3.4 or 3.5. Prior to Sportingbet exercising any of its rights set out in this clause 3, it shall give notice in writing to the WG Group and shall so far as it is reasonably able provide details of action it intends to take.

3.7 The System referred to in this clause 3 shall be held by the WG Group on trust for Sportingbet until repayment of the Loan and all accrued interest is made in full by the WG Group subject always to the Charge Agreement and the Escrow Agreement.

3.8 Each of the WG Group hereby indemnifies Sportingbet on demand from and against all claims, costs, losses and expenses certified by it as incurred by it as a consequence of (i) default by the WG Group or any member of the WG Group in the due performance of any of the obligations expressed to be assumed by the WG Group or any member of the WG Group in this Agreement, the Escrow Agreement and/or the Charge Agreement or
         (ii) any other breach of this Agreement, the Escrow Agreement and/or the Charge Agreement by the WG Group.

3.9 Sportingbet may (without prejudice to any of its rights) upon and at any time after the happening of an Event of Default excluding such Events of Default under clauses 3.5.1 and 3.5.2 by notice in writing to the WG Group declare that the Loan has become immediately due and payable, whereupon the WG Group shall forthwith repay the same together with all interest accrued and all other sums payable under this Agreement save that with regard to material breaches of representation and warranty pursuant to clause 3.5.2 the WG Group shall have a period of 28 days to rectify after which the Loan will become immediately due and payable if such breaches remain outstanding.

4        WARRANTIES

4.1      Each party warrants and represents to the other that:-

4.1.1 it is a company duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

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4.1.2    by entering into this Agreement it does not contravene any applicable law, regulations or code of conduct and that it will continue to comply with all applicable laws, regulations or codes of conduct;

4.1.3 it or its subsidiaries have the power and authority and governmental licences, authorisations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under this Agreement, the Licence Agreement, the Escrow Agreement and the Charge Agreement;

4.1.4 it is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or licence;

4.1.5 each of this Agreement, the Licence Agreement, the Escrow Agreement and the Charge Agreement constitute the legal, valid and binding obligations enforceable against each party in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy or other similar laws affecting creditors' rights generally or by general equitable principals.

4.2 Each of the WG Group hereby warrants and represents to Sportingbet that the execution, delivery and performance of this Agreement, the Licence Agreement, the Escrow Agreement and the Charge Agreement have been duly authorised by all necessary action and do not and will not:

4.2.1    contravene the terms of any of that person's constitutional documents;

4.2.2 conflict with or result in a material breach or contravention of, or the creation of any security interest under, any document evidencing any contractual obligation to which such person is a party or any order, injunction, writ or decree of any governmental authority to which such person or its property is subject; or

4.2.3    violate any legal requirement.

4.3 Each of the WG Group hereby jointly and severally warrants and represents to Sportingbet that:

4.3.1 it has good and marketable title to all assets and property necessary or used in the ordinary conduct of its business and that the assets and property of WG and each of its subsidiaries are not subject to any Security Interests and in particular but without prejudice to the generality of the forgoing, the Hardware is not subject to any such Security Interests, liens, vendor or other third party rights;

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4.3.2    the WG Group comprises all those companies sufficient and required to operate the System;

4.3.3 the charge referred to in the Charge Agreement is the first ranking charge over the Hardware;

4.3.4 it and each of its subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorisations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other person. To the best knowledge of the WG Group and each of its subsidiaries, no slogan or other advertising device, product, process, method, substance, part or other material now employed by such company infringes in any material respect upon any rights held by any other person; and

4.3.5 so far as the WG Group is aware after due and careful enquiry, no claim or litigation in respect of clause 4.3.4 is pending or known to be threatened and no patent, invention, device, application, principle, statute, law, rule, regulation, standard or code is pending or proposed.

4.4 The warranties and representations made by WG and Starnet in this Clause 4 will be deemed to be repeated by each of them on and as of each day during which the Loan or any part thereof is outstanding.

5        FURTHER ASSURANCE

         The parties agree to execute, do and perform such further acts, things, deeds and documents as may from time to time be required to full legal and practical effect to this Agreement.

6        THIRD PARTY RIGHTS

         Except as otherwise expressly stated herein, nothing in this Agreement confers any rights on any person (other than the parties hereto) pursuant to the Contract (Rights of Third Parties) Act 1999.

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7        WAIVER AND REMEDIES

7.1 No waiver by either party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing signed by that party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

7.2 Failure or delay by either party to exercise any right or remedy under this Agreement does not constitute a waiver or bar to exercise of that right or remedy.

8        ENTIRE AGREEMENT

         The terms and conditions of this Agreement represent the entire agreement between the parties relating to its subject matter and the parties agree that insofar as inconsistencies arise between this Agreement and the Licence Agreement, the terms of this Agreement shall prevail.

9        FORCE MAJEURE

         Neither party shall be deemed to be in breach of this Agreement or otherwise be liable to the other party for any delay in performance of any failure to perform any obligations under this Agreement ( and time for performance shall be extended accordingly) if and to the extent that such failure or delay is due to circumstances beyond its reasonable control including without limitation flood, fire, hurricane, earthquake, riots industrial dispute not involving employees of such party, power cuts, and network or systemic viruses. In relation to power cuts, network or systemic viruses the terms of the service level agreement referred to in clause 3.5.1 will apply.

10       NATURE OF OBLIGATIONS

         The obligations, liabilities and covenants on the part of the WG Group contained in this Agreement shall be joint and several.

11       ASSIGNMENT

         This Agreement is personal to the parties and may not be assigned by either party without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

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12       NOTICES

12.1 Any communication or notice to be made or given by one person to another in connection with the Agreement shall be in writing in English and shall be sent by first class mail or air mail, or by fax or email and (unless that person has by fifteen days' prior notice to the other specified another address, fax number or email address) shall be made or given to that person at the address, fax number or email address specified in this Agreement, each communication or notice being deemed to have been made or given in the absence of earlier receipt upon hand delivery to such address or, as the case may be, two business days after being posted to it in an envelope addressed to it at that address, or one hour after transmission (in the case of fax messages, only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated below and confirming that all pages were successfully transmitted).

12.2 The WG Group hereby appoints and authorises Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX to accept service on behalf of the WG Group of all legal process and notices and service on such firm (or such substitute) shall be deemed to be service on the WG Group and agrees no later than by Wednesday 31 July 2002 to execute the standard form appointment of process agent authority agreement provided by Law Debenture provided that Sportingbet simultaneously delivers a copy of any such legal process to the solicitors to the WG Group found at Berwin Leighton Paisner, Adelaide House, London Bridge EC4R 9HA for the attention of Hilary Stewart-Jones.

13       COSTS

         Each party shall bear its own costs in the preparation and negotiation of this Agreement, the Escrow Agreement and the Charge Agreement.

14       GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English Courts.

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Signed for and on behalf of         )
WORLD GAMING PLC                    ) ....................................


Signed for and on behalf of         )
STARNET SYSTEMS INTERNATIONAL INC   ) ....................................


Signed for and on behalf of         )
SPORTINGBET PLC                     ) ....................................



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